EXHIBIT 10.39

AMENDMENT NO. 2

TO

XYREM SUPPLY AGREEMENT

THIS AMENDMENT NO. 2 dated this 19th day of August 2002 (this “Amendment”) to Xyrem Supply Agreement is made and entered into as of the 19th day of August, 2002, by and between Orphan Medical, Inc., a Delaware corporation (“Orphan”), and DSM Pharmaceuticals, Inc. (formerly, Catalytica Pharmaceuticals, Inc.), a Delaware corporation (“DSM”):

W I T N E S S:

WHEREAS, Orphan and Catalytica Pharmaceuticals, Inc. have previously executed a Xyrem Supply Agreement, dated June 30, 2000, and amended by Amendment No. 1 dated November 9, 2000 (collectively, the “Agreement”); and

WHEREAS, Catalytica’s interest in, and obligations under, the Agreement have been acquired and assumed by DSM; and

WHEREAS, DSM and Orphan desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, for and in consideration of the premises, the respective commitments and undertakings of Orphan and DSM set forth in this Amendment, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Orphan and DSM hereby agree as follows:

1. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

2. Effective as of the date of this Amendment, the Product Price shall be as set forth on Appendix D to this Amendment, which Appendix D shall supersede Appendix D to the Agreement in all respects.

3. Section 7.3 of the Agreement shall be amended in its entirety and shall hereafter read as follows:

“7.3 Product Price Adjustments. The Product Price, as specified on Appendix D, shall be subject to adjustment from time to time as follows:

(a) The conversion component of the Product Price, as set forth on Appendix D, shall be adjusted for each Contract Year, commencing with the Contract Year beginning in 2003, and shall be equal to the conversion component

Amendment No. 2: Page 1

of the Product Price for the prior Contract Year increased by a percentage amount equal to the percentage increase in the Producer Price Index for Finished Goods, Pharmaceutical Preparations, Ethical (Prescription), series code PCU-2834 #1, issued by the Bureau of Labor Statistics, U.S. Department of Labor, or comparable successor index, during the twelve (12) month period ending with the most recent month for which published monthly statistics are available as of the first day of such new price year (“PPI”). Increases in the conversion component Product Price pursuant to this Section 7.3(a) shall become effective as of the start of the appropriate Contract Year.

(b) The materials component of the Product Price shall also be subject to adjustment from time to time as follows:

(i) Effective as of the start of each Contract Year, commencing with the Contract Year beginning in 2003, the materials component may be increased by DSM by the amount of (A) the increase in costs incurred by DSM to third party suppliers for materials incorporated into the Product over the cost of such materials to DSM in the prior Contract Year, plus (B) a margin/overhead factor equal to twenty-five percent (25%) of such cost increase. DSM shall provide Orphan with written notification of any increase in the materials component of the Product Price at least sixty (60) days prior to the start of the Contract Year to which such increase applies. Orphan shall have the option, upon reasonable notice to DSM, to appoint an independent financial auditor to verify the price increase; and DSM shall make available to the auditor appropriate documentation substantiating DSM’s cost increase. The auditor shall be subject to the confidentiality requirements of Article 14 and shall only disclose to Orphan the auditor’s opinion as to whether or not the price increase is consistent with the documentation of increased material costs. If there is any disagreement with respect to any price increase, the dispute shall be resolved in accordance with Article 18.

ii. Notwithstanding the provisions of subpart (i), if, during any Contract Year, DSM experiences an increase in the aggregate cost of the Materials incorporated into the Product of more than ten percent (10%) from the start of such Contract Year, then DSM shall be entitled to increase the Materials component of the Purchase Price during such Contract Year upon sixty (60) days prior written notification by utilizing the protocol set forth in subpart (i).”

4. Section 15.1 of the Agreement shall be amended in its entirety and shall hereafter read as follows:

“15.1 Unless sooner terminated pursuant to Article 16 below, the initial term of this Agreement shall commence on the Effective Date and end upon the

Amendment No. 2: Page 2

expiration of the third (3rd) Contract Year. Unless otherwise terminated pursuant to Article 16 below, this Agreement shall be automatically renewed for additional one (1) year terms after the end of the initial term, unless either party provides written notice to the other at least twelve (12) months prior to the expiration of the initial or any extended term, as the case may be, that this Agreement shall expire at the end of the initial term or such renewal term, as the case may be. All references herein to “term of this Agreement” shall be deemed to include both the initial and any extended terms.”

5. Article 16 of the Agreement is amended by relabeling current Sections 16.2 and 16.3 as Sections 16.3 and 16.4, respectively, and by adding a new subsection 16.2, which shall read as follows:

“16.2 Termination by Orphan. In addition to any other legal or equitable remedies that it may have, Orphan may terminate this Agreement prior to the expiration of the term of this agreement upon written notice to DSM in the event that (a) DSM is cited for, or receives any warnings about, any material compliance deficiencies by the FDA that could adversely affect the manufacturing or sales of the Product, and the deficiencies noted in such FDA citation or warning are not cured by DSM to Orphan’s reasonable satisfaction within 180 days after receipt by DSM of such warning or citation; or (b) the FDA initiates any compliance action against DSM that directly affects the manufacturing or testing of Product by DSM under the Agreement.” During this period DSM agrees to manufacture product and fill all Purchase Orders submitted as requested by ORPHAN.

6. Section 16.3(b) of the Agreement (formerly Section 16.2(b)) shall be amended by restating the lead-in clause of section 16.3(b) to read as follows:

“Other than termination by ORPHAN pursuant to Section 16.1(a) or Section 16.2 hereof . . .”

7. As amended pursuant to this Amendment, the Agreement is hereby ratified and confirmed in all respects by each of DSM and Orphan as a legally enforceable agreement between them.

{Signatures on following page}

Amendment No. 2: Page 3

IN WITNESS WHEREOF, each of DSM and Orphan has caused this Amendment No. 2 to be executed by a fully authorized corporate officer as of the date first set forth above.

ORPHAN MEDICAL, INC.

By:	/s/ John H. Bullion
Name/Title:

DSM PHARMACEUTICALS, INC.

By:	/s/ Terence S. Novack
Terence S. Novack
Sr. Vice President of Commercial Operations

Amendment No. 2: Page 4

Appendix D

Product Commercial Pricing

Product Price is based on component costs represented in Letter dated March 11, 2002, attached.

Tiered pricing for Xyrem® Oral Solution 200ml

Volume Breaks Five (5) Batches per Run	Conversion	Materials	Total Unit Price
<300,000 units/year	$1.70	$4.77	$6.47
300,000 to 1,000,000 units/year	$1.46	$4.56	$6.02
>1,000,000 units/year	$1.29	$4.37	$5.66

Volume Breaks Three (3) Batches per Run	Conversion	Materials	Total Unit Price
<300,000 units/year	$1.75	$4.77	$6.52
300,000 to 1,000,000 units/year	$1.51	$4.56	$6.07
>1,000,000 units/year	$1.34	$4.37	$5.71

Amendment No. 2: Page 5

March 11, 2002

Mr. Randy Tlachac

Orphan Medical

13911 Ridgedale Drive, Suite 250

Minnetonka, Minnesota 55305

Dear Mr. Tlachac:

The purchasing department at DSM is working together with our vendors to obtain the best purchase price for components. The purchase price of the components for Xyrem® is in most cases higher than the pricing estimated by Orphan. We have listed below the actual purchase costs for the Xyrem® components paid (or to be paid) by DSM for component purchases to date as requested in your e-mail note dated 03/04/02.

Component Description	Purchase Costs Unit of Measure = each	Extended Purchase Costs
Bottle Plastic 8 oz.	$0.2400	$0.2400
Screwcap 24mm/400 CR	$0.0530	$0.0530
Tubing PVC (measured in meters)	$0.2610	$0.2610
Label Bottle	$0.0320	$0.0320
Carton plus gluing Medguide	$0.2631	$0.2631
Insert Prefold	TBD	$0.0607	*
Medication Guide	$0.1331	$0.1331
PIBA	$1.4300	$1.4300
Exacta-Med Dispenser	$0.2100	$0.2100
Vial 20 Dram (Requires 2 Vials)	$0.2390	0.4780
Cap 20 Dram (Requires 2 Caps)	$0.0873	0.1746
Label Carton Security (Requires 2 Labels)	$0.1240	0.2480
Shipper x 15 Xyrem	$0.9480	$0.9480
Tape Press Sensitive Case Seal ($22.4000 per full roll)	$0.0020	$0.0020
Label Bar Code	$0.0370	$0.0370
TOTAL		$4.5705

*	estimate

In the event that Orphan Medical elects to have DSM purchase from other vendors, not yet DSM qualified, Orphan Medical would accept all associated costs of changes that would be required to transition from the established vendors to new vendors for the Xyrem© components, including qualification audits, establishing new specifications and item numbers, all costs associated with machinability and line testing, and any other changes that would be required. If Orphan Medical negotiates lower prices, DSM will take every effort to negotiate these same prices with DSM suppliers.

As noted in previous correspondence, any last minute changes to components may impact the timeline for the commercial introduction of Xyrem® after FDA approval (anticipated April 9, 2002). The commercial pricing updates are due to Orphan Medical requirements as mandated by the FDA that a Medguide be included on the inside of the commercial carton and that the Medguide be referenced on the outside of the carton.

Call me if you have any questions (252-707-7322).

Sincerely,

/s/ Trudy Briley
Trudy Briley
Account Manager
Pharmaceutical Sales & Marketing

cc:	Michel Deinum (DSM)
Terry Novak (DSM)
Lori Thigpen (DSM)
Bill Conway (DSM)
Collins Hines (DSM)
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